Exhibit 10(c)
KIMBALL SEVERANCE BENEFITS PLAN SUPPLEMENT
A. Introduction

Kimball International, Inc. (the "Company") has established and restated, effective as of July 1, 2014, the Kimball Severance Benefits Plan (the "Plan") to provide severance benefits to Eligible Employees who lose their jobs under certain circumstances. The Company also restates, also effective as of July 1, 2014, this Kimball Severance Benefits Plan Supplement (the "Supplement") to provide, for Designated Employees, severance benefits greater than the severance benefits otherwise available to participants in the Plan. As provided in Section 3 of the Plan, this Supplement is part of the Plan, and the benefits provided under this Supplement are subject to all the terms of the Plan, except as otherwise expressly provided in this Supplement.
The Supplement uses certain defined terms that appear as capitalized words or phrases. When you encounter a capitalized word or term, you should turn to the Plan Glossary or to the Supplemental Glossary (Section C) to find its meaning.
B. Enhanced Severance Benefits

1.Severance Benefits. Instead of Severance Benefits provided under Section B.1. of the Plan, you will receive the Enhanced Severance Benefits described in this section if you experience a Qualifying Termination as a Designated Employee and satisfy the following additional conditions: (i) remain employed until the termination date selected by the Company; (ii) timely sign a Release Agreement acceptable to the Company; and (iii) do not revoke the Release Agreement during the Revocation Period:
(a)Enhanced Severance Pay. If you incur an initial Qualifying Termination as a Designated Employee, the amount of your enhanced severance pay will equal one weeks of Base Pay for each week of your Enhanced Severance Period. If the Qualifying Termination also entitles you, under the laws of a foreign country, to severance benefits or similar compensation, your severance pay under this Supplement will be reduced by the equivalent amount of your foreign severance benefits. You will receive the severance pay in a single payment as soon as administratively feasible after signing, without revoking, the Release Agreement.
(b)Enhanced Medical Insurance. If you are covered by the Company's medical insurance plan at the time of a Qualifying Termination, the Company will pay you, as an Enhanced Medical Insurance Allowance, an amount equal to the product of (i) the number of weeks in your Enhanced Severance Period and (ii) the weekly COBRA premium amount for the coverage you had immediately before termination. The Company will also pay you a special reimbursement amount equal to your expected income tax liability, as determined by the Plan Administrator in its sole discretion, on the sum of the Enhanced Medical Insurance Allowance and the special reimbursement amount. You will receive the Enhanced Medical Insurance Allowance and the special reimbursement amount in a single payment as soon as administratively feasible after termination.
(c)Bonus. As soon as feasible following termination, the Company will pay you any deferred and unpaid bonus amounts due for the fiscal year immediately preceding your termination and a prorated amount of the bonus at Target for the bonus period in which your termination date occurs. The prorated bonus payment will be in an amount equal to the product of (i) the bonus at Target for the bonus period and (ii) a fraction, the numerator of which is the number of days from the first day of the bonus period to your termination date, and the denominator of which is the number of days in the bonus period.
(d)Outplacement Assistance. To assist you in obtaining replacement employment, the Company will reimburse you for the cost, up to a maximum reimbursement amount, of outplacement services during the first twelve months following your termination. The Plan Administrator will establish, and notify you personally, of the maximum reimbursement amount that applies to your position.
(e)Acceleration of Rights and Payment.
(1) Incentive Plan Rights. As of your termination date, (i) your Options and related Stock Appreciation Rights awarded under the Amended and Restated 2003 Stock Plan (the “2003 Stock Plan”) or its replacement will become fully vested and payable as provided in this Plan; (ii) the Restricted Period will end for your Restricted Shares awarded under the 2003 Stock Plan; (iii) your Deferred Share Units (also referred to as "Restricted Stock Units") awarded under the 2003 Stock Plan will become fully vested and payable; (iv) you will become entitled to payment at Target for all Performance Shares or Performance Units awarded under the 2003 Stock Plan; and (v) you will become entitled, under the Amended and Restated 2010 Profit Sharing Incentive Bonus Plan or its replacement (the “Incentive Bonus Plan”), to receive any bonus payments due for the fiscal year immediately preceding the Termination Date and a prorated share of bonus payments for the fiscal year in which the Termination Date occurs. As soon as practicable following the Termination Date and signing of Release Agreement without revoking, the Company will make a single payment to you equal to the aggregate Value of all benefits under the plans identified in this subsection (1), in the form of cash, Shares, or a combination of cash and Shares, as determined by the Compensation Committee of the Board of Directors, or its designee, in its sole discretion. That single payment will constitute payment in full and complete satisfaction of your rights and benefits under all of your award agreements and the applicable plans.
(2) SERP Rights. As of the Termination Date, you will become fully vested in the Makeup Contributions Account in the Supplemental Employee Retirement Plan and will receive all benefit amounts under that plan in accordance with your payment elections previously made under that plan, as soon as practicable following your employment termination.
(3) Amendment of Award Agreements. To the extent that the provisions of this subsection are inconsistent with the provisions of your Award Agreements, those Award Agreements are amended, upon your execution of the Release Agreement, to include the provisions of this subsection, which supersede any inconsistent provisions of the Award Agreements.
C. Supplemental Glossary
Wherever used in this document, the following terms have the following meanings, unless a different meaning is clearly indicated by the context.

Designated Employee means an Employee selected by the Plan Administrator for coverage under this Supplement.
Enhanced Medical Insurance Allowance means the medical insurance allowance described in Section B.1(b).
Enhanced Severance Benefits means the benefits described in Section B.1.
Enhanced Severance Period means, with respect to a Designated Employee, the number of weeks, subject to a minimum of four weeks and a maximum of 26 weeks, equal to the product of (i) two and (ii) the Designated Employee's Years of Service.
Shares means unrestricted shares of the Company's publicly-traded common stock (KBAL or its replacement) awarded pursuant to the 2003 Stock Plan.
Target means the Tier IV economic profit performance level as defined in the Company’s Amended and Restated 2010 Profit Sharing Incentive Bonus Plan or the equivalent in any successor plan.
Value means, with respect to plan benefits, the following amounts, computed without regard to any termination of rights that would otherwise occur under the applicable plan because of Designated Employee's cessation of continuous service as of that determination date: (i) for Designated Employee's Options and related Stock Appreciation Rights awarded under the 2003 Stock Plan, the excess, if any, of (A) the Market Value as of the determination date of all Shares subject to Designated Employee's option awards over (B) the aggregate exercise price for those Shares under those option awards; (ii) for Designated Employee's Restricted Shares awarded under the 2003 Stock Plan, the Market Value of those Shares as of the determination date; (iii) for Designated Employee's Deferred Share Units awarded under the 2003 Stock Plan, the product of (A) the number of Designated Employee's Deferred Share Units and (B) the sum of the Market Value of a Share as of the determination date and all dividends credited on a Share as of that date under the applicable award agreement; (iv) for Designated Employee's Performance Shares awarded under the 2003 Stock Plan, the Market Value of the Shares as of the determination date; (v) for Designated Employee's Performance Units awarded under the 2003 Stock Plan, the product of (A) Designated Employee's Performance Units and (B) the Market Value of Share as of the determination date; and (vi) for Designated Employee’s benefits under the Amended and Restated 2010 Profit Sharing Incentive Bonus Plan, the cash value of those benefits. For purposes of this definition, the term "Market Price" has the same meaning as the term “Market Value” defined in the 2003 Stock Plan.